Exhibit 99.1

Yayi International Reports First Quarter Fiscal 2012 Financial Results

TIANJIN, China--(BUSINESS WIRE)--August 15, 2011--Yayi International Inc. (OTC Bulletin Board: YYIN) ("Yayi International" or "the Company"), the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children, and adults in the People’s Republic of China (“China”), today announced its financial results for the first quarter of fiscal year 2012 ended June 30, 2011.

First Quarter 2012 Highlights

•	Net sales increased 34.7% to $8.3 million from $6.2 million in the fourth quarter of fiscal 2011

•	Gross profit rose 26.1% to $5.2 million from $4.1 million in the previous quarter

•	Gross margin declined to 62.6% compared to 66.9% in the previous quarter

•	Adjusted net income was $0.8 million, or $0.03 per diluted share, compared to an adjusted net income of $0.6 million in the previous quarter

Ms. Li Liu, Chief Executive Officer of Yayi International, commented, "We are pleased to achieve strong revenue growth and an adjusted net income of $0.8 million for the first quarter of fiscal 2012. This strong revenue performance reflects the growing strength of our sales team as well as greater industrial demand for milk powder. We also remain focused on strengthening our competitive position. Our management team is constantly evaluating the sales strategies we have in place to better tailor them to the rapidly-shifting dynamics of our industry. Overall, we believe that though China’s infant formula market continues to remain highly volatile it is also full of opportunity.”

“To better highlight the initiatives taking place, we have chosen to present a sequential comparison of our financials this quarter. In the past year, we implemented a strategy realignment and continued to innovate our methodology to better fit our dynamic industry. A year-over-year comparison fails to capture much of the exciting near-term changes that are taking place so we believe a sequential comparison is a better fit. A year-over-year comparison is available through our 10-Q filing with the Securities and Exchange Commission as well as at the end of this press release,” Ms. Liu concluded.

Sequential Comparison of First Quarter 2012 vs. Fourth Quarter 2011

	Three Months ended	Three Months ended
	June 30,	March 31,
	2011	2011
	(unaudited)	(unaudited)

Net sales	8,343,694	6,192,875

Cost of goods sold	3,124,247	2,052,489

Gross profit	5,219,447	4,140,386

Operating expenses:
Sales and marketing expenses	2,778,562	1,517,804
General and administrative expenses	816,598	938,499

Total operating expenses	3,595,160	2,456,303

Income from operations	1,624,287	1,684,083

Other income (expenses):
Interest income	18,071	8,617
Interest expenses, including accretion of preferred stocks	(1,859,823)	(1,688,966)
Amortization of deferred financing costs and debt discount	(479,213)	(458,856)
Change in fair value of derivative liabilities	415,031	1,928,043
Expense on make good provision	(12,621)	87,346
Registration penalties	(120,852)	(267,600)
Other (expenses) income	(23,695)	(138,512)

(Loss) income before income tax	(438,815)	1,154,155

Income tax expenses	(459,482)	(488,917)

Net (loss) income from operations	(898,297)	665,238
Net income from discontinued operations, net of tax	-	-

Net (loss) income	(898,297)	665,238

(Loss) income per share of common stock
- Basic	(0.03)	0.03
- Diluted	(0.03)	0.06

First Quarter Fiscal 2012 Financial Performance

For the three months ended June 30, 2011, net sales increased 34.7% sequentially to $8.3 million from $6.2 million in the fourth quarter of fiscal 2011. The increase was primarily driven by a significant increase in sales volume due to the success of the Company’s sales and marketing efforts as well as a moderate rise in unit sales price to RMB197 per kilogram from RMB194 per kilogram as recently-launched products began to gain market acceptance. Net sales also reflected a significant increase in industrial milk powder sales to $374,000 from $40,000 due to rising demand for raw milk powder as many smaller dairy manufacturers ceased manufacturing after failing to pass recent government quality inspections.

Gross profit for the first quarter of fiscal 2012 increased 26.1% to $5.2 million from $4.1 million in the previous quarter. Gross margin was 62.6% compared 66.9% in the previous quarter as a result of rising raw milk and other nutrient powder costs as well as a greater proportion of lower margin industrial sales.

Income from operations was $1.6 million compared to $1.7 million in the previous quarter. Operating expenses rose to $3.6 million from $2.5 million in the previous quarter primarily as a result of an increase in sales and marketing spending. Sales and marketing expense rose by 83.1% to $2.8 million from $1.5 million in the previous quarter primarily as a result of significant in-store promotions for two popular Chinese holidays, Children’s Day on June 1st and Labor Day on May 1st, as well as a shift in strategy from employing external marketing agents to building an internal sales team. General and administrative expense remained in line at $0.8 million compared to $0.9 million in the previous quarter.

Net loss was $0.9 million, or $0.03 per diluted share, compared to a net income of $0.7 million for the previous quarter. This primarily reflects a gain from the change in fair value of derivative liabilities of $0.4 million compared to a much higher gain of $1.9 million in the previous quarter.

Adjusted net income available to common shareholders was $0.8 million, or $0.03 per diluted share, compared to a net income of $0.6 million for the previous quarter. Adjusted net loss available to common shareholders excludes non-cash measures including stock-based compensation expense, amortization of deferred debt issuance costs, change in fair value of derivative liabilities, make good provision expenses and accrued interest for SAIF Partner's possible redemption. Please refer to the reconciliation table at the end of the release for more details.

Operational Updates

The Company has signed a sales agreement with Lijia Baobei (“Lijia Baby”), an infant-maternity retailer with over forty stores spread across Beijing, Tianjin, Shanghai and Shenzhen as well as nationwide catalog sales. The sales agreement provides the Company with the ability to sell directly to Lijia Baby without negotiating through a third party marketing agent. The Company will begin to sell directly to a select number of Lijia Baby stores and expects to gradually expand coverage across Lijia Baby’s broad network catalog and in-store channels.

In addition, the Company has also signed similar sales agreements with other infant-maternity retailers that will allow the Company to sell directly to retailers without negotiating through a third party marketing agent. The Company has already begun to sell directly to a select number of stores and expects to gradually expand coverage.

Business Commentary

Ms. Liu remarked, “Our management team continues to work diligently to manage China’s rapidly-changing and exciting dairy formula market. Every quarter, we continue to tailor and refine our strategy to better succeed in the changing market dynamics. Hence, we are cautious in giving forward-looking guidance but are confident the goat milk industry is a profitable and growing industry in China.”

Ms. Liu continued, “We continue to move forward on several initiatives. As announced last quarter, we aim to streamline the distribution process by contracting directly with larger infant-maternity store chains. This quarter, we are pleased with our progress on this front. We view this strategy as a win-win solution that allows us to strengthen our relationships with these growing chains to enhance our margins by lowering our selling costs. This also helps the chains solidify their supply channels. We expect to continue to sign more contracts with infant-maternity chains such as Lijia Baby and have begun to implement a similar strategy with supermarkets. As more agreements are finalized, we will continue to provide updates. We have also continued to focus on driving revenue by growing same store sales instead of increasing penetration into more locations. The hard work of our sales team and the merit of this strategy are evident in the significant, double-digit sequential growth in gross sales as well as more moderate slotting fees that led to higher net sales this quarter. Moving forward, we will continue this strategy to drive sales growth while controlling slotting fees costs. Lastly, we have reviewed the efficiency of our sales team. Throughout the past quarter, we have examined the productivity of the promotional spending allocated to our third party marketing agents and believe that the resources are not being effective deployed. Thus, we have decided to focus our resources on building our internal sales team. This will be a gradual process that will be evident in our sales and marketing spending. However, we believe that long term, this will give us greater control over the activities and methods used to target customers and lead to stronger sales performance. We continue to be very excited for Yayi’s outlook. In the long term, we are confident that our continued efforts to innovate and adapt will strengthen our presence in the marketplace while enhancing margins and strengthening distribution channels.”

Reconciliation of Adjusted Net Income

To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company provided adjusted financial information in this release that excludes non-cash expenses including a write-off on debt issuance costs and accretion of debt discount from the warrants and embedded derivatives issued in connection with the Company’s reverse merger, an adjustment from the reduction in the exercise price of the Company’s Series A and Series D warrants, and interest expense on convertible notes. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure appears in the table below:

	Three Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010
	(unaudited)	(unaudited)	(unaudited)
Reported net income	$(898,297)	$665,238	$(1,010,032)
Stock based compensation	32,888	(14,834)	144,417
Amortization of deferred debt issuance cost	479,213	458,856	-
Change in fair value of derivative liabilities	(415,031)	(1,928,043)	-
Expense on make good provision	12,621	(87,346)	-
Accrued interests for SAIF Partner's redemption SAIF	1,626,379	1,480,294	-
Adjusted net income(loss) available to common shareholders	837,773	574,165	(865,615)
Diluted weighted average shares of common stock outstanding	26,454,558	26,454,558	26,409,719
Adjusted net income(loss) available to common per diluted shares	$0.03	$0.02	$(0.03)

About Yayi International

Yayi International is the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children and adults in China. Its current formula product lines are targeted at the premium market segment and health-conscious consumers. The Company has a vertically-integrated production process. It sources raw goat milk from its proprietary dairy farms and neighboring goat dairy farmers on a long-term contract basis in milk collection centers, which ensures high quality control of its products. The Company's distribution network comprises of a nationwide footprint across China in 23 provinces and municipalities including domestic and multinational supermarkets, infant-maternity store chains, and drug stores as well as catalogue sales and a dedicated online store at Taobao.com.

Forward-looking Statements:

This press release contains certain statements that may include 'forward-looking statements'. All statements other than statements of historical fact included herein are 'forward-looking statements'. These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Yayi International Inc.
Consolidated Statements of Income

	Three months ended
	June 30,
	2011	2010
	(unaudited)	(unaudited)

Net sales	$8,343,694	$6,219,693

Cost of goods sold	3,124,247	2,680,237

Gross profit	5,219,447	3,539,456

Operating expenses:
Sales and marketing expenses	2,778,562	3,559,166
General and administrative expenses	816,598	1,031,526

Total operating expenses	3,595,160	4,590,692

Income (loss) from operations	1,624,287	(1,051,236)

Other income (expenses):
Interest income	18,071	2,923
Interest expenses, including accretion of preferred stocks	(1,859,823)	(146,996)
Amortization of deferred financing costs and debt discount	(479,213)	-
Change in fair value of derivative liabilities	415,031	-
Expense on make good provision	(12,621)	-
Registration penalties	(120,852)	-
Other (expenses) income	(23,695)	(26,189)

Loss before income tax	(438,815)	(1,221,498)

Income tax expenses / (benefits)	(459,482)	211,466

Net loss from operations	(898,297)	(1,010,032)
Foreign currency translation adjustment	571,206	109,257

Comprehensive loss	$(327,091)	$(900,775)

Loss per share of common stock
- Basic	$(0.03)	$(0.04)
- Diluted	$(0.03)	$(0.04)

Weighted average shares of common stock outstanding
- Basic	26,454,558	26,409,719
- Diluted	26,454,558	26,409,719

Yayi International Inc.
Consolidated Balance Sheets

	June 30	March 31
	2011	2011
	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	$14,310,028	$13,360,392
Restricted cash	919,009	1,412,404
Accounts receivable, net of allowances of $96,261 and $72,036	6,744,936	4,776,780
Other receivable, net of allowances of $72,710 and $43,230	479,769	574,383
Inventories	4,120,022	3,885,481
Prepaid expenses	105,051	309,894
Land use rights - current portion	19,932	19,611
Advances	606,950	900,033
Deferred tax asset	157,885	374,124
Deferred financing cost	204,712	159,496
Total current assets	27,668,294	25,772,598

Property, plant and equipment, net	9,202,432	8,063,507
Livestock, net	570,416	563,402
Goodwill	294,397	289,643
Land use rights	953,433	942,939
Advances on property, plant and equipment	19,431,895	19,063,439
Deferred tax asset	58,684	31,225
Deferred financing cost	795,953	867,552

Total assets	$58,975,504	$55,594,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term loans	$10,856,358	$10,654,328
Accounts payable	2,084,958	884,407
Other payable, bills payable and accrued expenses	3,633,758	3,172,782
Advance from customers	122,784	90,232
Income and other tax payable	1,349,364	1,214,494
Long term loans - current portion	7,194	17,697

Total current liabilities	18,054,416	16,033,940

Long-term liabilities:
Due to shareholders	5,508,208	5,450,233
Derivative liabilities	1,361,369	1,776,400
Convertible notes, net of discount of $3,606,709 and $3,858,839	5,313,291	5,061,161
Accrued registration penalties and make good provision	606,756	473,283

	12,789,624	12,761,077

Total liabilities	30,844,040	28,795,017

Commitments and contingencies (Note 16)	-	-

PREFERRED STOCK, par value $0.001, 10,000,000 shares authorized, Series A 10% non-cumulative redeemable convertible preferred stock, redemption $9.80 per share plus 25% interest from date of issuance to date of redemption, 1,530,612 shares issued and outstanding	17,371,544	15,745,165

STOCKHOLDERS' EQUITY

Common stock, par value $0.001, 100,000,000 shares authorized, 26,454,558 and 26,454,558 shares issued and outstanding, respectively	26,454	26,454
Additional paid-in capital	5,873,178	5,840,290
Statutory surplus reserve fund	1,142,397	1,142,397
Retained earning	1,631,304	2,529,601
Accumulated other comprehensive income	2,086,587	1,515,381

Total stockholders’ equity	10,759,920	11,054,123

Total liabilities and stockholders' equity	$58,975,504	$55,594,305

Yayi International Inc.
Consolidated Statements of Cash Flows

	Three Months Ended
	June 30,
	2011	2010
	(unaudited)	(unaudited)
Cash flow from operating activities
Net loss	$(898,297)	$(1,010,032)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of livestock	260,254	151,041
Amortization of land use rights	4,950	3,142
Amortization of deferred financing costs	26,383	-
Allowance of bad debts	51,469	85,681
Employee stock-based compensation	32,888	144,417
Sales return allowance	-	(45,520)
Change in fair value of derivative liabilities	(415,031)	-
Accretion of debt discount	252,130	-
Accretion of preferred stock	1,626,379	-

(Increase) decrease in operating assets:
Restricted cash	-	-
Accounts receivable	(1,898,163)	(2,307,007)
Other receivable	72,729	(117,805)
Inventories	(171,163)	(848,743)
Prepaid expenses	208,080	45,901
Advances	305,802	131,983
Deferred tax asset and current assets	194,130	(472,485)

Increase (decrease) in operating liability:
Accounts payable	1,173,867	588,112
Advance from customers	30,863	(89,896)
Income and other tax payable	113,896	227,681
Other payable, bills payable and accrued expenses	(208,125)	310,870
Accrued registration penalties and make good provision payable	133,473	-
Net cash provided by (used in) operating activities	896,514	(3,202,660)

Cash flows from investing activities
Purchase of property, plant and equipment	(620,775)	(177,351)
Advance for construction of factory and warehouse	(34,050)	-
Deposit for purchase of machinery and equipment	-	(453,008)
Proceeds from sale of livestock	-	62,973
Purchase and breeding of livestock	(19,915)	-

Net cash used in investing activities	(674,740)	(567,386)

Cash flows from financing activities
Proceeds from short term loans	4,637,105	7,390,150
Repayment of short term loans	(4,620,857)	(3,668,673)
Change in restricted cash	506,479	(42,551)
Due (from) to shareholders	-	(5,609)
Net cash (used in) provided by financing activities	522,727	3,673,317

Effect of exchange rate changes in cash	205,135	16,852

Net increase (decrease) in cash and cash equivalents	949,636	(79,877)

Cash and cash equivalents, beginning of period	13,360,392	4,727,677

Cash and cash equivalents, end of period	$14,310,028	$4,647,800

CONTACT:
Yayi International Inc.
Ms. Veronica Chen, +86-22-2798 4169
Chief Financial Officer
veronica.chen@milkgoat.com.cn
or
Investor Relations
+1-646-328-0705
IR@milkgoat.com.cn